Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated balance sheet as of October 1, 2005 is based on the assumption that the acquisition of Unilin had occurred as of that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 and the unaudited pro forma condensed consolidated statement of operations for the nine months ended October 1, 2005 are based on the consolidated financial statements of Mohawk and Unilin as if the acquisition of Unilin had occurred on January 1, 2004, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated balance sheet as of October 1, 2005 has been derived from Mohawk’s unaudited consolidated balance sheet as of October 1, 2005 and Unilin’s audited consolidated balance sheet as of October 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 has been derived from Mohawk’s audited consolidated statement of operations for the year ended December 31, 2004, and Unilin’s audited consolidated statement of operations for the year ended December 31, 2004. The unaudited pro forma condensed consolidated statement of operations for the nine months ended October 1, 2005 has been derived from Mohawk’s unaudited consolidated statement of operations for the nine months ended October 1, 2005, and Unilin’s audited consolidated statement of operations for the ten months ended October 30, 2005. Unilin’s unaudited results for January 2005 have been excluded from its ten-month results to present an unaudited nine month comparative period. As Unilin’s results are affected by seasonality, Unilin’s unaudited results for the nine-month period ended October 30, 2005 included in the unaudited pro forma condensed consolidated statements of operations are different than those for the nine-month period ended October 1, 2005. The unaudited pro forma condensed consolidated statements of operations exclude non-recurring items in the period subsequent to the transactions, which are directly attributable to the Unilin acquisition.

The unaudited pro forma condensed consolidated financial data are based on preliminary estimates and assumptions set forth in the notes to such information. Pro forma adjustments are necessary to reflect the estimated purchase price, the new debt structure and purchase accounting adjustments based on preliminary estimates of the fair values of Unilin’s assets and liabilities. Pro forma adjustments are also necessary to reflect amortization expense, interest expense and the income tax effect related to the pro forma adjustments.

The allocation of purchase price is preliminary and is based on management’s estimates of the fair value of the net assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated financial data has been derived from, and should be read in conjunction with the consolidated historical financial statements of Mohawk and Unilin, including the notes thereto. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial data, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of future consolidated financial position or results of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of October 1, 2005

(In thousands)

	Mohawk (a) Industries	Unilin (b) Holdings NV	Pro Forma (c) Adjustments		Mohawk & Unilin Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$—	$165,709	$—		$165,710
Receivables	811,628	189,577	—		1,001,205
Inventories	1,089,970	103,740	34,305	(d)	1,228,015
Other current assets	44,160	38,421	—		82,580
Deferred income taxes	55,311	6,237	—		61,548

Total current assets	2,001,069	503,684	34,305		2,539,058
Property, plant and equipment, net	995,205	592,151	180,727	(e)	1,768,082
Goodwill	1,378,849	18,630	1,242,323	(f)	2,639,802
Other intangible assets	319,644	16,416	866,467	(g)	1,202,528
Other assets	13,007	890	—		13,897

	$4,707,774	$1,131,771	$2,323,822		$8,163,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$68,679	$52,132	$1,500,000	(h)	$1,620,811
Accounts payable and accrued expenses	776,199	225,485	36,113	(i)(j)	1,037,797

Total current liabilities	844,878	277,617	1,536,113		2,658,608
Deferred income taxes	191,761	117,876	298,467	(j)	608,104
Long-term debt, less current portion	700,000	32,027	1,187,924	(h)	1,919,951
Other long-term liabilities	29,373	5,569	—		34,942

Total liabilities	1,766,012	433,089	3,022,504		5,221,605

Total stockholders’ equity	2,941,762	698,682	(698,682	)(k)	2,941,762

	$4,707,774	$1,131,771	$2,323,822		$8,163,367

See accompanying notes to Unaudited Pro Forma

Condensed Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Unaudited Condensed Consolidated Balance Sheet for Mohawk, as reported in the Company’s quarterly report on Form 10-Q for the period ended October 1, 2005.

(b)	Derived from Unilin’s audited balance sheet as of October 30, 2005. Amounts converted at a convenience exchange rate of 1.207 USD to 1 EURO, the approximate rate of exchange on October 30, 2005.

(c)	The total estimated consideration as shown in the table below is allocated to the assets and liabilities of Unilin as if the transactions had occurred on October 1, 2005. The allocation set forth below is preliminary. The unaudited pro forma condensed combined financial information assumes that the historical values of Unilin’s current assets, current liabilities and property plant and equipment approximate fair value, except as adjusted, pending the final valuations and other financial information.

The allocation of the purchase price to acquired intangible assets is subject to the finalization of independent appraisals. The actual amounts recorded when the independent appraisals are completed may differ materially from the preliminary amounts presented below.

Total purchase price:
Cash consideration (€2,227,500 converted using an exchange rate of 1.207)	$2,687,924
Assumption of Unilin debt	84,159
Acquisition related costs	24,134

$2,796,217
Preliminary allocation of purchase price reflecting the transaction:
Estimated adjustments to reflect assets and liabilities at fair value:
Historical value of assets acquired, excluding $18.6 million of pre-acquisition goodwill, as of October 30, 2005	$1,113,141
Historical value of liabilities assumed	(433,089)
Inventory valuation	34,305
Current deferred tax recognized on inventory valuation	(11,979)
Incremental deferred tax liability on identified fixed assets	(51,655)
Incremental value of property plant and equipment	180,727
Incremental identified intangible assets	866,467
Incremental deferred tax liability on identified intangible assets	(246,812)
Assumption of Unilin debt	84,159
Goodwill acquired (including $18.6 million of pre-acquisition goodwill)	1,260,953

$2,796,217

(d)	Estimated valuation adjustment related to acquired profit in inventory.

(e)	Preliminary value of incremental property, plant and equipment with the associated transaction.

(f)	Preliminary value of incremental goodwill associated with the transaction.

(g)	Preliminary value of incremental intangible assets acquired in the transaction.

(h)	Additional debt incurred related to the transaction.

(i)	Preliminary adjustment to the purchase price for additional acquisition costs.

(j)	Preliminary value of incremental deferred income taxes.

(k)	Elimination of Unilin Holdings NV’s equity.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2004

(In thousands, except share and per share data)

	Mohawk (a) Industries	Unilin (b) Holdings NV	Pro Forma Adjustments		Mohawk & Unilin Pro Forma Combined
Net sales	$5,880,372	$993,486	$—		$6,873,858
Cost of sales	4,259,531	623,500	1,403	(c)(d)	4,884,434

Gross profit	1,620,841	369,986	(1,403)		1,989,424
Selling, general and administrative expenses	985,251	132,147	73,428	(d)(e)	1,190,826

Operating income	635,590	237,839	(74,830)		798,599

Interest expense	53,392	3,427	120,669	(g)	177,488
Other expense (income)	4,809	(2,170)	—		2,639

	58,201	1,257	120,669		180,127

Earnings before income taxes	577,389	236,582	(195,499)		618,472
Income taxes	208,767	90,272	(61,507	)(h)	237,532

Net earnings	$368,622	$146,310	$(133,992)		$380,940

Basic earnings per share	$5.53				$5.71

Weighted-average common shares outstanding	66,682				66,682

Diluted earnings per share	$5.46				$5.64

Weighted-average common and dilutive potential common shares outstanding	67,557				67,557

See accompanying notes to Unaudited Pro Forma

Condensed Consolidated Statement of Operations.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended October 1, 2005

(In thousands, except share and per share data)

	Mohawk (a) Industries	Unilin (b) Holdings NV	Pro Forma Adjustments		Mohawk & Unilin Pro Forma Combined
Net sales	$4,815,548	$858,118	$—		$5,673,666
Cost of sales	3,547,469	559,763	—	(c)	4,107,232

Gross profit	1,268,079	298,355	—		1,566,434
Selling, general and administrative expenses	806,144	105,300	54,578	(e)(f)	966,022

Operating income	461,935	193,055	(54,578)		600,412

Interest expense	35,166	(609)	90,502	(g)	125,059
Other expense (income)	2,526	(19,722)	—		(17,196)

	37,692	(20,331)	90,502		107,863

Earnings before income taxes	424,243	213,386	(145,079)		492,550
Income taxes	151,760	77,932	(45,778	)(h)	183,914

Net earnings	$272,483	$135,454	$(99,301)		$308,636

Basic earnings per share	$4.08				$4.62

Weighted-average common shares outstanding	66,827				66,827

Diluted earnings per share	$4.03				$4.57

Weighted-average common and dilutive potential common shares outstanding	67,572				67,572

See accompanying notes to Unaudited Pro Forma

Condensed Consolidated Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

a.	Consolidated statement of operations for Mohawk, as reported in the Company’s Annual report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q report for the nine months ended October 1, 2005.

b.	Audited consolidated statement of operations for Unilin for the year ended December 30, 2004 and the unaudited 9 month period ended October 30, 2005. Amounts are shown in U.S. Dollars based on a convenience conversion rate of 1.207 USD to 1 EURO. The results for January 2005 have been excluded to present an unaudited nine month comparative period.

c.	Excludes a nonrecurring $34.3 million fair value adjustment applied to Unilin’s acquired inventory.

d.	Represents an adjustment to record incremental depreciation, of $1.7 million for the year ended December 31, 2004, related to property plant and equipment based on the fair values. There was no pro forma depreciation adjustment for the 9 month period ended October 1, 2005. Such property plant and equipment is being depreciated using the straight line method over varying periods, the average of which is 10 years.

e.	Includes an increase in amortization expense, of $73.1 million and $54.6 million for the year ended December 31, 2004 and the nine month period ended October 1, 2005, to present projected amortization of identified intangibles. Intangible assets acquired included trade names, patents and customer relationships. Trade names have been assigned indefinite lives. Customer relationships have been assigned a 7 year life and patents have been assigned lives of between 12 and 16 years.

f.	Excludes a $6.0 million adjustment related to non-recurring transaction costs incurred in Unilin’s historical financial statements.

g.	Represents increased interest expense associated with the borrowings incurred in connection with the transaction. The annual effect of a 0.125 percent change in the expected interest rate on the approximately $2.7 billion of variable rate debt to be refinanced in connection with the transactions is approximately $3.2 million.

h.	Represents the income tax benefit associated with the adjustments described herein.